Exhibit 99.1

Athenex Announces Appointment of John Koh as a New Board Member

BUFFALO, N.Y., April 2, 2019 — Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the appointment of John Koh as a Director on Athenex’s Board, effective April 1, 2019. Mr. Koh joins the Company’s expanded Board of Directors together with recently announced additions of Dr. John Vierling, Ms. Stephanie Davis and Mr. Jordan Kanfer.

Dr. Johnson Lau, Chairman and Chief Executive Officer of Athenex, commented, “We are delighted to welcome another great addition to Athenex’s Board of Directors. John brings a deep understanding of finance, law and international markets from his 30-year career in investment banking and law. He has also been an investor and advisor to buyouts in Singapore, the US, Hong Kong, Tokyo, and London. We are confident that his experience and insights will have a meaningful impact on the Company’s growth and development strategies.”

Mr. Koh added, “I am excited to join this active and influential Board as it guides Athenex on its path towards realizing the promise of oral chemotherapy. Patients everywhere will benefit, and I feel privileged to be part of this company.”

John Koh is an independent director of NSL Ltd.; Mapletree Industrial Trust, a Singapore listed REIT; Kris Energy; and Aurora Mobile Limited (JG), a NASDAQ company. He is Chairman of the Audit Committees of NSL, JG, and Kris Energy; and a Lead Independent Director for Mapletree REIT and Kris Energy. He is also a Senior Advisor to Global Counsel, a UK policy advisory business and Director of its Singapore company. Mr. Koh has over 30 years of experience in investment banking and law having been a Managing Director and Senior Advisor of the Goldman Sachs Group until 2005. Prior to joining Goldman Sachs in 1999, Mr. Koh spent 19 years as a lawyer, including 7 years with Milbank Tweed and Paul Weiss, as well as serving in the Singapore Attorney-General’s Chambers office. Mr. Koh has an active interest in the arts and the book business as the owner of Bernard Quaritch Ltd., London’s oldest antiquarian bookseller. He is also a director of the National Library Board, National Museum and is on the development board of Oxford University’s Bodleian Library and advisory committees of the Victoria & Albert Museum and the Chelsea Physic Garden. Mr. Koh received a Singapore government scholarship to read economics and law at Trinity College, Cambridge and is also a graduate of Harvard Law School. He is also the author of the biography of Singapore’s first Chief Justice published in 2008 by the Singapore Academy of Law.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on non-absorbed P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; and multiple locations in Chongqing, China. For more information, please visit www.athenex.com.

CONTACTS

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Tel: +1 716-427-2952

Direct: +1 212-915-2564

Athenex, Inc.:

Randoll Sze

Chief Financial Officer

Email: randollsze@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com